Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS THIRD QUARTER EARNINGS, UP 8 Percent.

POWHATAN, VA.,  October 28, 2004 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported  third quarter 2004 earnings of $ 1,101,791 an increase of $81,517 or 8 percent when compared to $ 1,020,274  in the third quarter of 2003. On a per share basis, primary earnings were $ 0.49 per share an increase of 5.4 percent versus $ 0.47 per share in the third quarter of the prior year. On a fully diluted basis, net income per share was $0.48 an improvement of 6.6 percent compared to $0.45 in the comparable period of the prior year.  For the third quarter, the return on average assets was 1.19 percent versus the prior year’s 1.21 percent. The return on average shareholders equity was 15.53 percent compared to 15.08 percent in last year’s third quarter. Shareholders equity, at quarter end, stood at $30.7 million, an increase of $3.9 million versus the third quarter of 2003. Accordingly, the book value of a share of common stock improved to $13.64 compared to $12.20 in 2003.

For the nine months year to date, net income was $ 3,171,026, an increase of 13.6 percent or $ 380,414 when compared to the prior year’s total of $2,790,612. Year to date, primary earnings per share were up 10.5 percent; $ 1.42 versus $ 1.28, and on a fully diluted basis were $ 1.39 versus $ 1.23 per share, an increase of 13.1 percent

The fully tax equivalent net interest income for the third quarter was $ 3.51 million, an increase of 12.4 percent compared to $ 3.12 million in the third quarter of 2003. The tax equivalent net interest margin improved to 4.08 percent for the quarter compared to 4.0 percent in third quarter 2003. For the year to date, the tax equivalent margin was 4.03 percent versus 4.21 percent in the prior year.

Non-interest income totaled $ 737,893 for the quarter a decline of 12 percent compared to the prior year’s third quarter total of $ 838,629. Secondary market mortgage loan fees continue to lag versus both the prior year's quarter and year to date, due to a significant decline in the volume of mortgage refinancing activity. Non deposit investment product sales, while even with the prior year to date, were also down when compared to the prior year because last year's third quarter had a single nonrecurring large transaction. Year to date, non-interest income is virtually unchanged $2.13 million versus $2.14 million.

Loan loss provision expense for the quarter was $ 93,500 maintaining our reserve at 1.50 percent of net loans. The level of nonperforming assets at quarter end stood at $ 927,804 a slight increase from $830,846 in the second quarter but a significant improvement from the $1.33 million in the third quarter 2003. The reserve for loan losses now represents 288 percent of quarter-end nonperforming assets, a very prudent level.

Average earning assets during the third quarter were $ 343.8 million an increase of $ 31.7 million or 10 percent compared to $312.2 million in the corresponding quarter last year. Average loan balances were $ 177 million, an increase of 16.8 percent from the prior year’s third quarter average balances of $ 151.5 million. The balance of the bank’s investment securities portfolio continued to grow, averaging $ 164.5 million, an increase of 6.7 percent compared with the prior year’s quarterly average of $ 154.2 million, while average overnight funds sold decreased to $ 2.0 million from the comparable quarter of last year’s average of $ 5.5 million. Deposits continued to grow, averaging $ 304.6 million for the quarter a 6.2 percent increase versus last year’s third quarter average of $ 287 million. Average total borrowed funds increased to $ 36.4 million, however, short term borrowings declined by $0.5 million, and term borrowings increased by $ 10 million to average $ 26 million versus $16 million in the third quarter 2003. In addition, total borrowed funds now include the $5 million capital trust preferred long term debt issued in December 2003 and invested in our subsidiary bank in order to buttress its capital. Average total assets grew by $ 33.9 million or 10 percent from $ 336.5 million last year, to $ 370.4 million for the third quarter 2004.

Non-interest expense increased by 7.4 percent to $ 2.54 million in the third quarter 2004 versus $ 2.37 million last year. This increase is attributable to the impact of our new Bellgrade branch which opened in the second quarter of this year.  As a result, salaries and benefits for new staff as well as occupancy expense related to the branch would not be reflected in the prior years’ expenses. Other areas with increases were advertising and public relations, legal and professional fees, and other miscellaneous expense. The bank’s efficiency ratio for the quarter was 59.9 percent, virtually unchanged from 59.8 percent in the prior year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “Our retail deposit growth continues, however we don’t expect the same double digit growth rates we’ve experienced over the past few years. On the other hand, loan demand has finally begun to show evidence of returning to what for us has been a more historical growth rate. Deposits and borrowings have and will continue to provide the resources to invest in loans, additionally, however in the future you may see a reduction in the balances of our investment securities as they could be liquidated to further fund loan demand. We expect the interest rate environment to slowly increase and return to what would be considered more historically neutral level, coupled with continuing growth and improvement in the general economic conditions in the markets we serve. We anticipate our company will continue to grow, with emphasis on maintaining growth of non-interest income along with prudent ongoing expense control, which together should result in the continuation of our favorable earnings trend in the future.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 31 year old community bank based in Powhatan County, a suburb of Richmond. It operates eight branch offices, two each in Powhatan and the adjacent County of Cumberland, three in Chesterfield County and one branch in Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc.	Third Quarter (Unaudited)		Year to Date
	2004	2003	2003	2003

Net Income	1,101,791	1,020,274	3,171,026	2,790,612
Interest & Fees on Loans	2,866,853	2,604,883	8,144,896	7,759,123
Interest on Investments & Funds Sold	2,271,511	2,071,397	6,898,132	5,782,286
Interest on Deposits	1,507,063	1,542,901	4,426,047	4,400,279
Interest on Borrowings	340,915	168,272	1,006,726	508,967
Net Interest Income (FTE)	3,510,129	3,122,137	10,259,599	9,000,424
Non Interest Income	737,893	838,629	2,128,574	2,138,457
Loan Loss Provision	93,500	90,000	371,500	290,000
Interest Expense	1,847,978	1,711,173	5,432,773	4,909,246
Non Interest Expense	2,544,594	2,369,930	7,392,662	6,657,724
Period End Balances:
Investment Securities	159,351,372	161,767,851
Fed Funds Sold	9,734,000	8,102,000
Loans (net of Unearned Discount)	178,045,664	153,089,621
Loan Loss Reserve	2,671,013	2,363,693
Non Interest Bearing Deposits	39,502,763	36,714,770
Total Deposits	305,163,021	298,172,382
Borrowings	36,062,500	21,318,500
Assets	373,560,509	347,570,121
Period End Shareholders Equity	30,702,718	26,833,570

Average Balances:
Average Assets	370,409,590	336,500,166	367,110,215	309,752,303
Average Earning Assets	343,880,510	312,185,226	339,429,805	285,191,785
Investment Securities	164,532,978	154,227,937	167,611,909	132,853,367
Federal Funds Sold	2,023,857	5,473,478	1,738,445	3,751,648
Loans (net of Unearned Discount)	176,961,794	151,461,658	169,616,781	147,560,506
Non Interest Bearing Deposits	39,706,361	35,290,444	38,063,442	31,734,449
Total Deposits	304,672,917	286,989,465	298,723,878	260,778,975
FHLB Overnight Advances	4,500,000	5,000,000	5,476,277	5,000,000
FHLB Term Borrowings	26,000,000	16,000,000	24,613,139	16,000,000
Fed Funds Purchased & REPO	734,815	675,652	3,302,856	803,921
Average Shareholders Equity	28,376,532	27,066,898	28,932,415	26,395,084
Average Shares Outstanding - Basic	2,247,789	2,194,064	2,239,638	2,178,609
Average Shares Outstanding - Fully Diluted	2,294,123	2,265,521	2,286,305	2,275,871

Asset Quality:
Charged Off Loans	46,103	26,292	183,200	76,865
Recoveries	11,800	28,729	28,270	48,860
Period End:
Non-Accrual Loans	209,210	30,346
Loans Past Due 90 Days or More	584,074	1,067,598
Other Non Performing Assets	124,520	140,000
Other Real Estate	10,000	97,000
Total Non Performing Assets	927,804	1,334,944

Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.49	$ 0.47	$ 1.42	$ 1.28

Net Income Per Share - Fully Diluted	$ 0.48	$ 0.45	$ 1.39	$ 1.23
Period End Book Value Per Share	$ 13.64	$ 12.20
Return on Average Assets	1.19%	1.21%	1.15%	1.20%
Return on Average Equity	15.53%	15.08%	14.61%	14.10%
Efficiency Ratio	59.90%	59.84%	59.68%	59.77%
Average Loans to Average Deposits	58.08%	52.78%	56.78%	56.58%
Reserve for Loan Losses / Loans EOP	1.50%	1.54%
Net Interest Margin (FTE)	4.08%	4.00%	4.03%	4.21%

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2002